POWER OF ATTORNEY

I appoint Darrell Crate, Ken Juster, and Timothy Burdick, and each of them separately, to act as my attorneys-in-fact and agents, in my capacity as a trustee of the James Alpha Funds Trust (including each series thereof, as applicable, a “Fund”), effective January 26, 2023, to:

(1) sign on my behalf any and all filings made by the Fund pursuant to the Securities Act of 1933, as amended (“1933 Act”) and/or the Investment Company Act of 1940, as amended (“1940 Act”), including but not limited to, Registration Statements under the 1933 Act and 1940 Act, with the Securities and Exchange Commission and any other applicable state and federal regulatory authorities; and

(2) sign any and all applications for exemptive relief from state or federal securities regulations, and amendments to such applications, and to file the same with the applicable regulatory authority.

I grant Darrell Crate, Ken Juster, and Timothy Burdick, and each of them separately, as attorneys-in-fact and agents the power of substitution and re-substitution in his name and stead, and the full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the foregoing appointments. The grant shall remain in effect until terminated in writing.

I ratify and confirm any and all acts that Darrell Crate, Ken Juster, and/or Timothy Burdick lawfully take as my attorneys-in-fact and agents by virtue of this appointment.

/s/ Clayton Spencer

Clayton Spencer

Date: January 26, 2023